January 15, 2007

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.,
Washington DC 20549

Re: Alternet Systems Inc. –Form 10-KSB/A

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form 10-KSB/A dated January 18 2007, of the following:

  Our report dated March 17, 2006 to the Stockholders and Board of Directors on the consolidated balance sheets of the Company as at as of December 31, 2005 and 2004 and the results of its operations and its cash flows and the changes in stockholders’ deficit for the years ended December 31, 2005 and 2004 and the period from October 13, 2000 (inception) to December 31, 2005.

Yours truly,

“DMCL”

Dale Matheson Carr-Hilton LaBonte LLP
Chartered Accountants
Vancouver, British Columbia